Exhibit 99.1

EQUITY INNS ANNOUNCES FOURTH QUARTER AND YEAR END 2006 RESULTS

- Fourth Quarter AFFO Reaches Top End of Guidance Range at $0.22 per Share -

- Fourth Quarter Adjusted EBITDA Grows 15.8% -

- Acquires $160 Million of Marriott and Hilton Branded Hotels in 2006 -

- Gross Operating Profit Margin Increases 120 bps to 44.1% in 2006 -

- Provides Initial 2007 FFO Guidance of $1.40 to $1.48 per Share -

GERMANTOWN, Tenn., February 14, 2007 -- Equity Inns, Inc. (NYSE: ENN), the third largest hotel real estate investment trust (REIT), today announced its results for the three months and the full year ended December 31, 2006.

Adjusted funds from operations (AFFO) per diluted share for the three-months ended December 31, 2006 was $0.22, the same as for the three-month period ended December 31, 2005. Adjusted EBITDA rose 15.8% to $27.9 million in the fourth quarter 2006 as compared to $24.1 million in the fourth quarter 2005. Net loss applicable to common shareholders for the fourth quarter 2006 was ($3.2) million, or ($0.06) per diluted share, as compared to a net loss of ($4.9) million, or ($0.09) per diluted share in the prior year. During the fourth quarter 2006, the Company recorded a $580,000 non-cash impairment loss related to a write-down of hotel furniture, fixtures and equipment at its Jacksonville Beach hotel after receiving insurance proceeds related to Hurricane Frances, which occurred in late 2004. This loss was the only difference between funds from operations (FFO) and AFFO for the fourth quarter 2006.

For the full year ended December 31, 2006, Equity Inns reported a 13.2% increase in AFFO per diluted share to $1.29, as compared to $1.14 per diluted share for the full year ended 2005. Adjusted EBITDA increased 21.2% to $127.0 million for the full year ended December 31, 2006. Net income applicable to common shareholders for the full year ended December 31, 2006 was $9.3 million, or $0.17 per diluted share, as compared to net income of $6.9 million, or $0.13 per diluted share in the prior year.

Mr. Howard A. Silver, President and Chief Executive Officer, commented, “In 2006, we grew hotel revenues by over 20% and Adjusted EBITDA by a robust 21%. We accomplished this through a combination of strong internal growth driven by a solid increase in average daily rate along with the external growth propelled by a focused acquisition strategy in which we acquired nearly $160 million of hotels at accretive capitalization rates. Equity Inns produced these successful operating results during a year that included a number of planned large renovations and despite the absence of major hurricanes which added significant business to our hotels in 2004 and 2005.”

Financial Highlights for the Fourth Quarter and Full Year 2006:

Total hotel revenue increased 14.0% to $92.8 million for the fourth quarter 2006 as compared to $81.4 million for the fourth quarter 2005. Of the Company’s total hotel revenue increase of $11.4 million, $7.5 million was due to net incremental revenue from hotel acquisitions and $3.9 million was due to improved same-store results. The Company’s all comparable revenue per available room (RevPAR) growth of 4.3% was stronger than initially expected in the fourth quarter 2006. This growth was driven by a 6.9% increase in average daily rate (ADR) to $96.50, partially offset by a 170 basis point decline in occupancy to 67.0%. The occupancy decline is primarily attributable to the impact of reduced hurricane-related demand at the Company’s 25 Florida hotels, as compared to the fourth quarter 2005.  The Company’s total hotel revenue for the full year ended December 31, 2006 was $385.6 million, an increase of 20.3% from $320.6 million for the full year ended December 31, 2005. RevPAR increased 6.5% for the full year 2006 as compared to 2005, driven by 7.7% growth in ADR, offset slightly by an 80 basis point decline in occupancy.

The Company’s ability to increase ADR faster than the industry coupled with tight controls of hotel expenses resulted in a solid increase in profitability. The Company’s gross operating profit margin (GOP margin) increased 180 basis points to 41.5% in the fourth quarter 2006 as compared to the fourth quarter 2005. GOP margin for the full year ended December 31, 2006 improved 120 basis points to 44.1% as compared to the full year ended 2005.

Non-financial Fourth Quarter 2006 Highlights:

❖
The Company completed the purchase of four hotels with a total of 467 rooms for approximately $54 million. These acquisitions included two Courtyard by Marriott hotels located in Lexington and Louisville, Kentucky, a SpringHill Suites by Marriott located in Lexington, Kentucky and a Hilton Garden Inn located in Rio Rancho, New Mexico.

❖
The Company also announced the entry into a definitive agreement to acquire two hotels with a total of 226 rooms for approximately $16 million. The purchase of these properties, which includes a Hilton Garden Inn and a SpringHill Suites by Marriott, both located in the Austin, Texas suburb of Round Rock, is expected to be finalized by the end of the first quarter 2007.

Subsequent Events:

❖
On February 12, 2007, Equity Inns also announced the entry into a definitive agreement to acquire a 140-room Courtyard by Marriott in Chicago (Elmhurst), Illinois for approximately $13.9 million. The hotel acquisition is expected to close by the end of the first quarter 2007.

Capital Structure:

At December 31, 2006, Equity Inns had $635.4 million of long-term debt outstanding. Total debt represented 44.5% of the historical cost of the Company’s hotels and represented approximately 38% of the Company’s total enterprise value at the end of the fourth quarter 2006. Equity Inns’ leverage ratio of 4.7 times at the end of the fourth quarter 2006 is near a five-year low for the Company. Fixed rate debt, together with variable rate debt hedged by interest rate swaps, amounted to approximately 100% of total debt. At December 31, 2006, the Company’s outstanding common stock and partnership units were a combined 55.6 million.

During the fourth quarter 2006, the Company executed a $95 million mortgage loan with a ten-year fixed interest rate of 5.87% per annum. The new loan is secured by eight hotel assets and the proceeds were used to pay down the Company’s line of credit. Equity Inns now has 36 unencumbered hotels as compared to none at the end of 2003.

Dividend:

During the fourth quarter 2006, the Company paid a common stock dividend of $0.23 per share, representing an increase of 35% over the common stock dividend paid during the fourth quarter 2005.  Equity Inns’ trailing twelve months’ cash available for distribution (CAD) payout ratio for the period ended December 31, 2006 was approximately 73%.

Mr. Silver concluded, “We believe that we are well positioned for 2007 and beyond. The developer relationships that we have built should continue to afford us the ability to acquire hotels at good capitalization rates. Over the last three years, these relationships have enabled us to acquire 50 Marriott and Hilton branded hotels at a cost of approximately $500 million and at a blended capitalization rate of approximately 10%. In the coming years, we will continue to opportunistically add additional hotels from our growing pipeline that comprises our ongoing developer relationships and the new ones we continue to forge. However, acquisitions not withstanding, the anticipated increasing cash flows from our current portfolio and the cash available for distribution provide us with the comfort to be able to deliver another year of strong results in 2007.”

2007 Guidance:

The statements below are the Company’s outlook or forecast for the Company’s business for the fiscal year ended December 31, 2007. Based upon the Company’s expectations for continued improvement of the U.S. economy, moderate hotel supply growth in its markets, further improvement in the upscale and mid-scale without food and beverage lodging sectors, recent and future acquisitions and divestitures, along with planned hotel renovations and other expenses, the Company is issuing the following guidance for the full year 2007:

•	Net Income Per Diluted Share: $0.25 to $0.33
•	FFO Per Diluted Share: $1.40 to $1.48
•	RevPAR Growth: 4.0% to 5.0% (5.0% to 6.0% without the AmeriSuites)
•	Adjusted EBITDA: $142 to $148 million

Equity Inns expects that its 2007 results will contribute to full year FFO as follows: first quarter: 22%, second quarter: 30%, third quarter: 29% and fourth quarter: 19%.

Additionally, capital expenditures for the full year 2007 are expected to be approximately $90 million to $100 million. Approximately $55 million to $60 million of the Company’s total capital expenditures represents the Company’s estimate for the conversion of its AmeriSuites hotels to Hyatt Place hotels. Global Hyatt Corporation will be performing the conversion for the Company pursuant to a project management agreement, and Equity Inns currently expects the conversion to be completed by the end of 2007. Given the Company’s minimum income guarantees from Hyatt, the majority of the displaced revenue from the AmeriSuites conversion should not have a material impact to the Company’s FFO. Equity Inns currently expects the conversion to Hyatt Place hotels will negatively impact its FFO by approximately $0.01 per diluted share in 2007 as compared to 2006.

Conference Call:

The Company will host a conference call on Wednesday, February 14, 2007, beginning at 4:30 p.m. Eastern Time to discuss these results. The call will be hosted by Howard Silver, President and Chief Executive Officer, Mitch Collins, Chief Financial Officer, and Richard Mitchell, Senior Vice President of Asset Management.

Interested investors and other parties may listen to the call by dialing (877) 704-5381 or (913) 312-1295 for international participants. A simultaneous webcast of the conference call is also available from the Company's website at http://www.equityinns.com.

A replay of the conference call will be available until midnight Eastern Time, February 22, 2007, by dialing (888) 203-1112 or (719) 457-0820 for international participants. The pass code is 7660504. The replay will also be available for seven days on the Company’s web site.

Forward Looking Statements

Certain matters discussed in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws and involve risks and uncertainties. The words “may,” “plan,” “project,” “anticipate,” “believe,” “estimate,” “forecast, “expect,” “intend,” “will,” and similar terms are intended to identify forward-looking statements, which include, without limitation, statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels and assumptions and forecasts of future results for fiscal year 2007. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause our actual financial condition, results of operations and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, risks associated with our debt financing, hotel operating risks and numerous other factors, may affect our future results and performance and achievements. These risks and uncertainties are described in greater detail in Item 1.A. of our 2005 Annual Report on Form 10-K filed on March 15, 2006, and our other periodic filings with the United States Securities and Exchange Commission (SEC). We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Notes to Financial Information

The Company operates as a self-managed and self-administered real estate investment trust, or REIT. Readers are encouraged to find further detail regarding Equity Inns’ organizational structure in its annual report on Form 10-K for the year ended December 31, 2005 as filed with the SEC.

Non-GAAP Financial Measures
Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. These include: (i) Gross Operating Profit Margin, (ii) Funds From Operations, (iii) Adjusted Funds From Operations, (iv) Adjusted EBITDA, (v) Cash Available for Distribution (CAD), (vi) CAD Payout Ratio, (vii) Capitalization Rate (viii) Leverage Ratio, (ix) Total Shareholder Return and (x) Hotel Operating Statistics. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

Gross Operating Profit Margin

The Company uses a measure common in the hotel industry to evaluate its operating results. Gross operating profit margin (GOP margin) is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees, divided by hotel revenues.

Funds from Operations

The National Association of Real Estate Investment Trusts, or NAREIT, defines funds from operations, or FFO, as net income (loss) applicable to common shareholders, excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not include the cost of capital improvements or any related capitalized interest.

Equity Inns uses FFO per diluted share as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, Equity Inns adopted FFO as a measure to evaluate performance and facilitate comparisons between the Company and other REITs, although FFO and FFO per diluted share may not be comparable to those measures, or similarly titled measures, as reported by other companies. Additionally, FFO is used by management in the annual budget process.

Adjusted Funds From Operations

Equity Inns further adjusts FFO for losses on impairment of hotels, prepayment penalties on extinguishment of debt and other non-cash or unusual items. We refer to this as adjusted funds from operations, or AFFO. The Company’s computation of AFFO and AFFO per diluted share is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company uses AFFO because it believes that this measure provides investors a useful indicator of the operating performance of the Company’s hotels by adjusting for the effects of certain non-cash or non-recurring items arising from the Company’s financing activities, impairment charges on hotels held for sale and other areas. In addition to being used by management in the annual budget process, AFFO per diluted share is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based executive compensation.

EBITDA and Adjusted EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization, or EBITDA, is a commonly used measure of performance in many industries, which the Company believes provides useful information to investors regarding its results of operations. The Company believes that EBITDA helps investors evaluate the ongoing operating performance of its properties and facilitates comparisons with other lodging REITs, hotel owners who are not REITs, and other capital-intensive companies. The Company uses EBITDA to provide a baseline when evaluating hotel results.

The Company also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO and AFFO, it is also used by management in the annual budget process.

The Company further adjusts EBITDA to exclude preferred stock dividends, income or losses from discontinued operations, minority interests and losses on impairment of hotels because it believes that including such items in EBITDA is not consistent with reflecting the ongoing operating performance of the remaining assets.

The Company has historically adjusted EBITDA when evaluating its performance because management believes that the exclusion of certain non-cash and non-recurring items described above assists the Company in measuring the performance of its hotels and reflects the ongoing value of the Company as a whole. Therefore, the Company modifies EBITDA and refers to this measure as Adjusted EBITDA.

Cash available for distribution (CAD) and CAD Payout Ratio

Cash available for distribution (CAD) is defined as AFFO, adjusted for certain non-cash amortization and an allowance for recurring capital expenditures equal to four percent of total hotel revenue from continuing operations. The Company computes the CAD Payout Ratio by dividing common dividends per share and unit paid over the last twelve months by trailing twelve-month CAD per share for the same period. The Company believes the CAD Payout Ratio also helps improve equity holders' ability to understand the Company’s ability to make distributions to its shareholders.

Capitalization Rate

The Company uses a measure common in the hotel industry to discuss its underwriting of acquired or disposed hotel assets. Capitalization rate, for this discussion, is defined as the percentage derived by dividing the net operating income of the hotel asset(s), less a management fee and an allowance for recurring capital expenditures, by the purchase price paid or received for the hotel asset(s).

Leverage Ratio

The Company uses a measure common in the hotel industry to evaluate its financial leverage. Leverage ratio is defined as the Company’s long-term debt divided by EBITDA as defined in the financial covenants of its Line of Credit.

Total Shareholder Return

The Company uses a measure common in the hotel industry to discuss its return to common shareholders. Total shareholder return is defined as reinvested stock dividend income plus the percentage of stock price appreciation or minus the percentage of stock price reduction over the respective period. Total shareholder return is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based executive compensation.

Hotel Operating Statistics

The Company uses a measure common in the hotel industry to evaluate the operations of its hotel room revenue per available room, or RevPAR. RevPAR is the product of the average daily rate, or ADR, charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the Company's statement of operations, hotel operating statistics (i.e., RevPAR, ADR and average occupancy) are reported based on a quarter end. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year.

GOP Margin, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA, CAD, CAD Payout Ratio, Capitalization Rate, Leverage Ratio, Total Shareholder Return and Hotel Operating Statistics presented, may not be comparable to the same or similarly titled measures calculated by other companies and may not be helpful to investors when comparing Equity Inns to other companies. This information should not be considered as an alternative to net income, income from operations, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for Adjusted EBITDA purposes) and other items have been and will be incurred and are not reflected in the Adjusted EBITDA, FFO and AFFO per share presentations. Equity Inns' statement of operations and cash flows include disclosure of its interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating the Company's performance, as well as the usefulness of its non-GAAP financial measures. Additionally, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA and CAD should not be considered as a measure of the Company's liquidity or indicative of funds available to fund its cash needs, including the Company's ability to make cash distributions. In addition, FFO per share, AFFO per share and CAD do not measure, and should not be used as measures of, amounts that accrue directly to shareholders' benefit.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company, which ranks as the third largest hotel REIT based on number of hotels, currently owns 129 hotels with 15,366 rooms located in 35 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT:     Equity Inns, Inc.
          Howard Silver
  Mitch Collins, 901-754-7774
                Or
          Integrated Corporate Relations, Inc.
          Brad Cohen, 203 682-8211

EQUITY INNS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Investment in hotel properties, at cost	$1,409,508	$1,270,566
Accumulated depreciation	(318,189)	(292,333)
Investment in hotel properties, net	1,091,319	978,233
Cash and cash equivalents	7,484	6,556
Accounts receivable, net of doubtful accounts of $200 and $175, respectively	7,767	8,960
Interest rate swaps	516	877
Notes receivable, net	1,896	1,688
Deferred expenses, net	13,286	11,927
Deposits and other assets, net	15,014	17,595

Total Assets	$1,137,282	$1,025,836

LIABILITIES AND SHAREHOLDERS’ EQUITY
Long-term debt	$635,365	$557,475
Accounts payable and accrued expenses	42,445	39,204
Distributions payable	14,855	10,674
Minority interests in Partnership	4,853	8,363

Total Liabilities	697,518	615,716

Commitments and Contingencies

Shareholders’ Equity:

Preferred Stock, $.01 par value, 10,000,000 shares authorized:
Series B, 8.75%, $.01 par value, 3,450,000 and 3,450,000 shares issued and outstanding	83,524	83,524
Series C, 8.00%, $.01 par value, 2,400,000 and 0 shares issued and outstanding	57,862	-
Common stock, $.01 par value, 100,000,000 shares authorized, 54,735,137 and 54,001,708 shares issued and outstanding	547	540
Additional paid-in capital	574,238	565,492
Distributions in excess of net earnings	(276,923)	(240,313)
Unrealized gain on interest rate swaps	516	877

Total Shareholders’ Equity	439,764	410,120

Total Liabilities and Shareholders’ Equity	$1,137,282	$1,025,836

EQUITY INNS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue:
Room revenue	$88,945	$78,086	$370,801	$307,594
Other hotel revenue	3,813	3,331	14,827	13,046
Total hotel revenue	92,758	81,417	385,628	320,640

Operating expenses:
Direct hotel expenses	52,402	47,898	211,884	178,167
Other hotel expenses	3,030	2,638	11,491	9,815
Depreciation	14,781	12,248	54,002	45,746
Property taxes, rental expense and insurance	6,299	4,746	24,944	20,184
General and administrative expenses:
Non-cash stock-based compensation	2,307	675	5,260	1,728
Other general and administrative expenses	3,226	2,148	10,705	7,982
Loss on impairment of hotels	582	-	5,792	-
Total operating expenses	82,627	70,353	324,078	263,622

Operating income	10,131	11,064	61,550	57,018

Interest expense, net	10,284	9,875	40,021	35,469

Income (loss) from continuing operations before
minority interests and income taxes	(153)	1,189	21,529	21,549
Minority interest income (expense)	68	116	(173)	(195)
Deferred income tax benefit (expense)	-	-	-	-

Income (loss) from continuing operations	(85)	1,305	21,356	21,354

Discontinued operations:
Gain (loss) on sale of hotel properties	-	-	5,117	625
Loss on impairment of hotels held for sale	-	(4,250)	(6,690)	(7,750)
Income (loss) from operations of discontinued operations	(42)	(22)	1,254	169
Income (loss) from discontinued operations	(42)	(4,272)	(319)	(6,956)

Net income (loss)	(127)	(2,967)	21,037	14,398

Preferred stock dividends	(3,087)	(1,887)	(11,734)	(7,547)

Net income (loss) applicable to common shareholders	$(3,214)	$(4,854)	$9,303	$6,851

Net income (loss) per share data:
Basic and diluted income (loss) per share:
Continuing operations	$(0.06)	$(0.01)	$0.18	$0.26
Discontinued operations	0.00	(0.08)	(0.01)	(0.13)

Net income (loss) per common share	$(0.06)	$(0.09)	$0.17	$0.13

Weighted average number of common shares outstanding, basic and diluted	54,736	54,008	54,601	53,523

EQUITY INNS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO FUNDS FROM OPERATIONS,
ADJUSTED FUNDS FROM OPERATIONS AND CASH AVAILABLE FOR DISTRIBUTION
(unaudited)

The following is a reconciliation of net income (loss) to FFO and AFFO, both applicable to common shareholders, and cash available for distribution and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2006	2005	2006	2005

Net income (loss) applicable to common shareholders	$(3,214)	$(4,854)	$9,303	$6,851

Add (subtract):
(Gain) loss on sale of hotel properties	-	-	(5,117)	(625)
Minority interests (income) expense	(68)	(116)	173	195
Depreciation	14,781	12,248	54,002	45,746
Depreciation from discontinued operations	-	682	783	2,667

Funds From Operations (FFO)	11,499	7,960	59,144	54,834

Loss on impairment of hotels	582	4,250	12,482	7,750
Fees incurred on indefinitely postponed unsecured offering	-	-	-	245

Adjusted Funds From Operations (AFFO)	12,081	12,210	71,626	62,829

Add:
Amortization of debt issuance costs	545	536	2,096	1,979
Amortization of non-cash stock-based compensation and deferred expenses	2,399	770	5,625	2,080

Capital reserves	(3,710)	(3,257)	(15,425)	(12,826)

Cash Available for Distribution	$11,315	$10,259	$63,922	$54,062

Weighted average number of diluted common shares and Partnership units outstanding	55,645	55,395	55,616	54,931

FFO per Share and Unit	$0.21	$0.14	$1.06	$1.00

AFFO per Share and Unit	$0.22	$0.22	$1.29	$1.14

Cash Available for Distribution per Share and Unit	$0.20	$0.19	$1.15	$0.98

EQUITY INNS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(unaudited)

The following is a reconciliation of net income (loss) applicable to common shareholders to Adjusted EBITDA and illustrates the difference in these measures of operating performance (in thousands):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2006	2005	2006	2005

Net income (loss) applicable to common shareholders	$(3,214)	$(4,854)	$9,303	$6,851

Add (subtract):
Preferred stock dividends	3,087	1,887	11,734	7,547
(Income) loss from discontinued operations	42	4,272	319	6,956
Minority interests (income) expense	(68)	(116)	173	195
Interest expense, net	10,284	9,875	40,021	35,469
Loss on impairment of hotels	582	-	5,792	-
Depreciation	14,781	12,248	54,002	45,746
Amortization of non-cash stock-based compensation and deferred expenses	2,399	770	5,625	2,080

Adjusted EBITDA	$27,893	$24,082	$126,969	$104,844

EQUITY INNS, INC.
2007 GUIDANCE RECONCILIATION
(unaudited)

The following is a reconciliation of the Company’s 2007 forecast of net income (loss) to FFO and AFFO, both applicable to common shareholders, and Adjusted EBITDA, and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):

	Three Months Ended March 31, 2007		Twelve Months Ended December 31, 2007
	Low End Range	High End Range	Low End Range	High End Range
FFO AND AFFO RECONCILIATION:

Net income (loss) applicable to common shareholders	$1,300	$2,400	$13,900	$18,400

Add (subtract):
(Gain) loss on sale of hotel properties	-	-	-	-
Minority interests (income) expense	70	70	385	385
Depreciation	16,000	16,000	64,000	64,000
Depreciation from discontinued operations	-	-	-	-

Funds From Operations (FFO)	17,370	18,470	78,285	82,785

Loss on impairment of hotels	-	-	-	-
Other	-	-	-	-

Adjusted Funds From Operations (AFFO)	$17,370	$18,470	$78,285	$82,785

Weighted average number of diluted common shares and Partnership units outstanding	55,864	55,864	55,892	55,892

FFO per Share and Unit	$0.31	$0.33	$1.40	$1.48

AFFO per Share and Unit	$0.31	$0.33	$1.40	$1.48

ADJUSTED EBITDA RECONCILIATION:

Net income (loss) applicable to common shareholders	$1,300	$2,400	$13,900	$18,400

Add (subtract):
Preferred stock dividends	3,087	3,087	12,347	12,347
(Income) loss from discontinued operations	-	-	-	-
Minority interests (income) expense	70	70	385	385
Interest expense, net	12,000	12,250	48,000	49,000
Loss on impairment of hotels	-	-	-	-
Depreciation	16,000	16,000	64,000	64,000
Amortization of non-cash stock-based compensation and deferred expenses	875	875	3,600	3,600

Adjusted EBITDA	$33,332	$34,682	$142,232	$147,732

Equity Inns, Inc.
Hotel Performance
For the Three Months Ended December 31, 2006 and 2005
All Comparable (1)

			RevPAR (2)		Occupancy		ADR
	# of Rooms	# of Hotels	2006	Variance to 2005	2006	Variance to 2005	2006	Variance to 2005
Portfolio	15,366	129	$64.70	4.3%	67.0%	-1.7 pts.	$96.50	6.9%

Franchise
Hampton Inn	5,554	45	$59.36	7.0%	65.9%	0.6 pts.	$90.10	6.0%
AmeriSuites	2,291	18	$51.66	-3.0%	62.8%	-5.2 pts.	$82.26	5.0%
Residence Inn	2,208	22	$76.63	10.5%	72.9%	2.0 pts.	$105.05	7.5%
Courtyard	1,524	15	$73.00	-2.3%	69.6%	-5.7 pts.	$104.90	5.8%
Homewood Suites	1,378	10	$86.92	7.7%	73.2%	-2.0 pts.	$118.74	10.7%
SpringHill Suites	590	6	$64.90	3.6%	71.5%	-3.1 pts.	$90.75	8.1%
Holiday Inn	397	3	$41.95	3.5%	53.4%	-7.9 pts.	$78.56	18.7%
Hilton Garden Inn	367	3	$65.10	3.2%	65.1%	-1.5 pts.	$99.97	5.6%
Hampton Inn & Suites	291	2	$74.44	-11.3%	68.3%	-8.6 pts.	$109.03	-0.1%
Comfort Inn	281	2	$50.11	2.6%	52.0%	0.2 pts.	$96.34	2.3%
Embassy Suites	246	1	$79.19	-2.9%	62.4%	-5.4 pts.	$127.00	5.4%
Fairfield Inn & Suites	144	1	$43.35	-3.6%	53.3%	-10.8 pts.	$81.36	16.0%
TownePlace Suites	95	1	$55.19	18.7%	78.8%	7.9 pts.	$70.04	6.8%

Region
East North Central	2,259	18	$61.17	13.2%	61.9%	1.3 pts.	$98.75	10.8%
East South Central	2,229	21	$61.09	3.1%	67.9%	-3.6 pts.	$89.94	8.6%
Middle Atlantic	825	6	$66.55	22.4%	63.3%	8.8 pts.	$105.06	5.4%
Mountain	1,155	9	$62.70	7.5%	69.7%	0.4 pts.	$90.01	6.9%
New England	809	7	$62.33	7.6%	66.4%	3.4 pts.	$93.82	2.1%
Pacific	474	3	$87.17	7.3%	73.3%	1.5 pts.	$118.94	5.1%
South Atlantic	5,406	48	$67.41	-1.8%	68.3%	-4.9 pts.	$98.73	5.2%
West North Central	830	7	$58.17	7.6%	63.8%	-1.5 pts.	$91.23	10.1%
West South Central	1,379	10	$63.98	2.6%	69.3%	-2.9 pts.	$92.30	6.8%

Type
Upper Upscale	246	1	$79.19	-2.9%	62.4%	-5.4 pts.	$127.00	5.4%
Upscale	8,358	74	$69.51	3.7%	69.2%	-2.6 pts.	$100.51	7.5%
Midscale without Food & Beverage	6,365	51	$59.22	5.6%	65.3%	0.0 pts.	$90.71	5.5%
Midscale with Food & Beverage	397	3	$41.95	3.5%	53.4%	-7.9 pts.	$78.56	18.7%

(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owned at period end.

(2) RevPAR is calculated by multiplying the Company’s average daily rate (ADR) by occupancy.

Equity Inns, Inc.
Hotel Performance
For the Year Ended December 31, 2006 and 2005
All Comparable (1)

			RevPAR (2)		Occupancy		ADR
	# of Rooms	# of Hotels	2006	Variance to 2005	2006	Variance to 2005	2006	Variance to 2005
Portfolio	15,366	129	$70.17	6.5%	72.2%	-0.8 pts.	$97.25	7.7%

Franchise
Hampton Inn	5,554	45	$64.11	8.9%	70.8%	0.7 pts.	$90.54	7.9%
AmeriSuites	2,291	18	$57.31	5.3%	68.4%	-0.7 pts.	$83.82	6.4%
Residence Inn	2,208	22	$80.39	4.7%	75.7%	-1.6 pts.	$106.22	6.9%
Courtyard	1,524	15	$81.69	4.0%	77.1%	-2.1 pts.	$105.93	6.9%
Homewood Suites	1,378	10	$91.29	8.1%	78.0%	-1.1 pts.	$116.96	9.6%
SpringHill Suites	590	6	$68.08	11.0%	74.4%	-0.1 pts.	$91.53	11.2%
Holiday Inn	397	3	$50.52	8.2%	63.3%	-5.0 pts.	$79.85	16.8%
Hilton Garden Inn	367	3	$69.77	2.5%	66.6%	-3.9 pts.	$104.72	8.5%
Hampton Inn & Suites	291	2	$87.51	3.9%	74.6%	-3.6 pts.	$117.36	8.9%
Comfort Inn	281	2	$60.48	-4.7%	60.6%	-4.1 pts.	$99.75	1.7%
Embassy Suites	246	1	$89.32	1.1%	70.8%	-2.3 pts.	$126.22	4.5%
Fairfield Inn & Suites	144	1	$53.42	12.8%	68.2%	-2.0 pts.	$78.39	16.1%
TownePlace Suites	95	1	$52.98	-1.3%	76.0%	-2.8 pts.	$69.73	2.3%

Region
East North Central	2,259	18	$64.48	11.2%	66.8%	0.7 pts.	$96.46	10.1%
East South Central	2,229	21	$64.97	4.9%	72.7%	-1.7 pts.	$89.41	7.3%
Middle Atlantic	825	6	$71.20	4.3%	67.3%	0.2 pts.	$105.74	4.0%
Mountain	1,155	9	$67.51	4.0%	74.6%	-1.9 pts.	$90.50	6.7%
New England	809	7	$64.16	9.4%	70.4%	4.6 pts.	$91.17	2.3%
Pacific	474	3	$98.16	10.5%	79.9%	1.7 pts.	$122.86	8.1%
South Atlantic	5,406	48	$74.80	3.2%	73.5%	-3.1 pts.	$101.71	7.5%
West North Central	830	7	$64.58	12.0%	70.3%	2.3 pts.	$91.84	8.3%
West South Central	1,379	10	$68.87	13.6%	75.0%	1.1 pts.	$91.88	11.9%

Type
Upper Upscale	246	1	$89.32	1.1%	70.8%	-2.3 pts.	$126.22	4.5%
Upscale	8,358	74	$74.77	5.7%	73.8%	-1.4 pts.	$101.26	7.6%
Midscale without Food & Beverage	6,365	51	$64.61	7.9%	70.6%	0.2 pts.	$91.58	7.6%
Midscale with Food & Beverage	397	3	$50.52	8.2%	63.3%	-5.0 pts.	$79.85	16.8%

(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owned at period end.

(2) RevPAR is calculated by multiplying the Company’s average daily rate (ADR) by occupancy.